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SUBJECT TO COMPLETION, DATED DECEMBER 8, 2000

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until this prospectus is delivered in final form. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Rule 424(b)(5)
Registration Statement
333-46842

P R O S P E C T U S  S U P P L E M E N T

(To Prospectus Dated December 7, 2000)

$600,000,000
Xcel Energy Inc.
     % Senior Notes, Series due

    We will pay interest on the  % Senior Notes, Series due  , on      and            of each year, commencing            , 2001. We may redeem some or all of the notes at any time at the redemption prices described in this prospectus supplement.

    The notes will not be listed on any securities exchange or included in any automated quotation system. Please read the information described under the headings "SUPPLEMENTAL DESCRIPTION OF DEBT SECURITIES" in this prospectus supplement and "DESCRIPTION OF DEBT SECURITIES" in the accompanying prospectus for a more detailed description of the terms of the notes.

    The notes are unsecured and rank equally with all of our other unsecured indebtedness.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Senior Note	Total
Public Offering Price	%	$
Underwriting Discount	%	$
Proceeds to Xcel Energy Inc. (before expenses)%		$

    Interest on the notes will accrue from the date of issuance. Purchasers of notes must pay the accrued interest if they take delivery of the notes after the date of issuance.

    The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes to purchasers through the facilities of The Depository Trust Company on or about            , 2000.

Salomon Smith Barney
       Lehman Brothers
            BNY Capital Markets, Inc.
                Banc of America Securities LLC
                     Banc One Capital Markets, Inc.
                          Chase Securities Inc.
                               Commerzbank Capital Markets
                                    Wells Fargo Brokerage Services, LLC

December      , 2000

    You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

TABLE OF CONTENTS

Prospectus Supplement

PROSPECTUS SUPPLEMENT SUMMARY

    The following summary is qualified in its entirety by and should be read together with the more detailed information and financial statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

THE COMPANY

    Xcel Energy Inc. is a registered holding company under the Public Utility Holding Company Act of 1935. On August 18, 2000, Northern States Power and New Century Energies, two utility holding companies, merged and the combined company adopted the Xcel Energy name.

Regulated activities

    We directly own six utility subsidiaries that collectively own 15,450 megawatts of regulated generation and serve approximately 3.1 million electric customers and 1.6 million gas customers in 12 states. We are the fourth largest combination electric and gas utility holding company in the United States, as measured by the number of customers served. Our two largest metropolitan markets are Denver, Colorado and Minneapolis, Minnesota. The approximate number of electric customers and gas customers of our four largest utility subsidiaries are listed in the following table:

	Electric Customers	Gas Customers
Public Service Company of Colorado	1,200,000	1,100,000
Northern States Power Company Minnesota	1,300,000	400,000
Southwestern Public Service Company	400,000	0
Northern States Power Company Wisconsin	200,000	100,000

Total	3,100,000	1,600,000

    In addition to these four utilities, we own Cheyenne Light, Fuel and Power, a combination electric and gas utility in Wyoming, and Black Mountain Gas, a gas distribution company in Arizona. We also own Viking Gas Transmission Company, a FERC-regulated interstate natural gas pipeline company that operates in Minnesota, North Dakota, and Wisconsin.

    Our utility subsidiaries and Viking Gas constitute 69% of our consolidated assets, 77% of our consolidated revenues and 77% of our consolidated net income.

    In addition to these domestic regulated activities, we also own a 50% stake in Yorkshire Power. The principal operating subsidiary of Yorkshire Power is Yorkshire Electricity, a regional electricity company in the United Kingdom. Yorkshire Electricity's main businesses are the distribution and supply of electricity and the supply of gas. Its service territory is one of the region's largest with approximately 2 million customers. The distribution of electricity is regulated by the Office of Gas and Electricity Markets and the supply business is competitive.

Nonregulated activities

    We own or have an interest in a number of nonregulated businesses, the largest of which is NRG Energy, Inc. (NRG), a publicly traded independent power producer. NRG is the fifth largest independent power producer in the world, as measured by net generating capacity. NRG's net equity ownership was 14,472 megawatts as of September 30, 2000. We indirectly own 82 percent of NRG Energy, following the completion of NRG's initial public offering in the second quarter of 2000.

    In addition to NRG Energy, we also have several other nonregulated subsidiaries, including Seren Innovations, Inc. (engaged in broadband telecommunications services), Planergy International, Inc. (which provides energy management, consulting and demand side management services to commercial, industrial, utility and municipal customers) and Eloigne Company (engaged in the acquisition of rental housing projects that qualify for low-income housing tax credits under current federal tax law). These other nonregulated businesses constitute 1% of our consolidated assets.

THE OFFERING

Securities Offered	$ principal amount of % Senior Notes, Series due (the "Senior Notes").
Maturity Date	, .
Interest Payment Dates	and , commencing , 2001.
Ranking	The Senior Notes will be unsecured obligations and will rank equally with all of our unsecured indebtedness. The Senior Notes will be effectively subordinated to all liabilities of our subsidiaries.
Optional Redemption	We may redeem the Senior Notes at any time, at a redemption price equal to the greater of (1) the principal amount being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined below) plus basis points, plus in each case accrued interest to the redemption date.
Sinking Fund	None.
Use of Proceeds	The net proceeds from the sale of the Senior Notes is estimated to be approximately $ million. We will add the net proceeds to our general funds. We expect to use these proceeds to make equity contributions to our subsidiaries and fund repayment by one of our subsidiaries of intercompany debt. We expect that the balance of the proceeds will be used to repay short-term debt, including short-term debt incurred to fund equity contributions to our regulated and nonregulated subsidiaries.

FORWARD-LOOKING STATEMENTS

    This prospectus supplement and the accompanying prospectus and the documents they incorporate by reference contain statements that are not historical fact and constitute "forward-looking statements." When we use words like "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "should" or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

  •
  general economic conditions, including their impact on capital expenditures

  •
  business conditions in the energy industry

  •
  competitive factors

  •
  unusual weather

  •
  changes in federal or state legislation

  •
  regulation

  •
  the higher risk associated with our nonregulated businesses as compared with our regulated business

  •
  currency translation and transaction adjustments

  •
  the other risk factors listed from time to time by us in reports filed with the Securities and Exchange Commission

    You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Northern States Power Company's Annual Report on Form 10-K and New Century Energies, Inc.'s Annual Report on Form 10-K, as amended, for the year ended December 31, 1999, their Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000, Xcel Energy's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, Xcel Energy's Form 8-K dated August 18, 2000, and other documents on file with the Securities and Exchange Commission. You may obtain copies of these documents as described under "WHERE YOU CAN FIND MORE INFORMATION" in the accompanying prospectus.

SUMMARY FINANCIAL INFORMATION

    In the table below, we provide you with the selected historical financial data of Xcel Energy Inc. We derived the income statement data below for each of the three years ended December 31, 1999, and the balance sheet data at December 31, 1999 and 1998, from audited supplemental consolidated financial statements. We derived the unaudited income statement data for the twelve-month period ended September 30, 1999 and 2000 and the unaudited balance sheet data at September 30, 2000 from unaudited financial statements.

    When you read this selected historical financial information, you should consider reading along with it the historical financial statements and accompanying notes that we have included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, Northern States Power Company's Annual Report on Form 10-K for the year ended December 31, 1999, New Century Energies' Annual Report on Form 10-K, as amended, for the year ended December 31, 1999, and Xcel Energy's Current Report on Form 8-K dated August 18, 2000, which includes supplemental financial information for the combined company, giving retroactive effect to the merger of Northern States Power Company and New Century Energies on August 18, 2000 which has been accounted for as a pooling of interests. These documents have been filed with the SEC and incorporated by reference into this prospectus. You can obtain these reports by following the instructions we provide under, "WHERE YOU CAN FIND MORE INFORMATION" on page 1 of the prospectus.

    Our earnings for the twelve months ended September 30, 2000 include pretax special charges totaling $201 million associated with the merger of Northern States Power Company and New Century Energies. Our 1997 earnings include approximately $111 million of after-tax charges relating to the U.K. windfall tax and approximately $63 million of pretax charges which include the write off of deferred costs of $29 million incurred in connection with terminating the Northern States Power Company and Wisconsin Energy Corporation merger and the merger-related costs of $34 million for the merger of Public Service Company of Colorado and Southwestern Public Service Company.

	Twelve Months Ended September 30,		Year Ended December 31,
	2000	1999	1999	1998	1997
	(000's omitted)
Income Statement Data:
Operating revenues	$8,572,903	$6,743,256	$6,869,404	$6,595,160	$6,294,697
Operating income	$1,509,776	$1,229,640	$1,222,557	$1,209,178	$1,081,941
Interest charges and financing costs	$647,194	$416,938	$453,077	$383,286	$365,799
Net income	$536,350	$620,581	$570,933	$624,330	$388,242
Ratio of earnings to fixed charges	1.9x	2.8x	2.4x	3.0x	2.6x
	September 30,	Year Ended December 31,
	2000	1999	1998
	(000's omitted)
Balance Sheet Data:
Total assets	$21,080,576	$18,070,358	$15,054,790
Long-term debt	$7,132,145	$5,827,485	$4,056,691
Short-term debt including current maturities	$2,432,994	$1,863,735	$1,271,589

Total debt	$9,565,139	$7,691,220	$5,328,280
Mandatorily redeemable preferred stock of subsidiary trusts	$494,000	$494,000	$494,000
Preferred stockholders' equity	$105,340	$105,340	$105,340
Common stockholders' equity	$5,500,170	$5,290,220	$5,096,073

Total capitalization	$15,664,649	$13,580,780	$11,023,693

Percentage of total debt to capitalization	61.1%	56.6%	48.3%
NRG Energy, Inc. non-recourse debt(1)	$2,211,629	$1,026,398	$113,437
Percentage of total debt to capitalization excluding NRG Energy Inc. non-recourse debt	54.7%	53.1%	47.8%

(1)
Included in long-term debt.

USE OF PROCEEDS

    We will add the net proceeds from the sale of the Senior Notes to our general funds. We expect to use approximately $200 million of the proceeds as an equity contribution to Northern States Power Company (Minnesota), $35 million as an equity contribution to Public Service Company of Colorado and $120 million to fund the repayment by one of our subsidiaries of intercompany debt owed to Southwestern Public Service Company. We expect that the balance of the proceeds will be used to repay short-term debt, including short-term debt incurred to fund equity contributions to Northern States Power Company (Minnesota), Public Service Company of Colorado and some of our nonregulated subsidiaries. During the month of November 2000, the weighted average interest rate of our short-term debt was 6.72%.

SUPPLEMENTAL DESCRIPTION OF DEBT SECURITIES

    Please read the following information concerning the Senior Notes in conjunction with the statements under "DESCRIPTION OF DEBT SECURITIES" in the accompanying prospectus, which the following information supplements and, in the event of any inconsistencies, supersedes. The following description is not complete. The Senior Notes will be issued under the Indenture dated as of December 1, 2000, as supplemented (the "Indenture"), that we have entered into with Wells Fargo Bank Minnesota, National Association, as trustee (the "Trustee"). The Indenture is described in the accompanying prospectus and is filed as an exhibit to the registration statement under which the Senior Notes are being offered and sold.

General

    We will offer $600 million of Senior Notes,      % Series due      as a series of securities under the Indenture.

Ranking

    The Senior Notes will be our direct, unsecured and unsubordinated obligations. They will rank equally with all of our other senior unsecured indebtedness and will rank senior in right of payment to any subordinated indebtedness that we may have.

    Because we are a holding company and conduct all of our operations through our subsidiaries, our cash flow and our ability to meet our obligations under the Senior Notes are dependent on the earnings and cash flows of our subsidiaries and the distribution or other payment of those earnings to us in the form of dividends, loans or advances, or in the form of repayments of loans or advances from us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the Senior Notes or to make any funds available for payment of amounts due on the Senior Notes. Some of our subsidiaries may have restrictions on their ability to pay dividends including covenants under their borrowing arrangements and possibly also restrictions imposed by their regulators.

    Because we are a holding company, our obligations under the Senior Notes will be effectively subordinated to all existing and future liabilities of our subsidiaries. Therefore, our rights and the rights of our creditors, including the rights of the holders of the Senior Notes, to participate in the assets of any subsidiary will be subject to the prior claims of the subsidiary's creditors. To the extent that we may be a creditor with recognized claims against any of our subsidiaries, our claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinated to any indebtedness or other liabilities of the subsidiary senior to that held by us.

    As of September 30, 2000 our subsidiaries had approximately $7.1 billion in long-term debt outstanding, of which $5.1 billion was secured.

Interest Payments

    The entire principal amount of the Senior Notes will mature and become due and payable, together with any accrued and unpaid interest, on            ,       . Each Senior Note will bear interest at the annual rate set forth on the cover page of this prospectus supplement beginning            , 2000. The interest will be payable semi-annually on            and            , commencing            , 2001. Interest will be paid to the person in whose name the Senior Note is registered at the close of business on            or            immediately preceding      or             . We will compute the amount of interest payable on the basis of a 360-day year of twelve 30-day months.

Redemption Provision

    We may redeem the Senior Notes at any time, in whole or in part, at a redemption price equal to the greater of (1) the principal amount being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve

30-day months) at the Treasury Yield plus      basis points, plus in each case accrued interest to the redemption date.

    "Treasury Yield" means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Senior Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Senior Notes.

    "Independent Investment Banker" means Salomon Smith Barney Inc. or its successor or, if Salomon Smith Barney Inc. or its successor is unwilling or unable to select the Comparable Treasury Issue, one of the remaining Reference Treasury Dealers appointed by the Trustee after consultation with us.

    "Comparable Treasury Price" means, for any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if that release (or any successor release) is not published or does not contain those prices on that business day, (A) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations for the redemption date, or (B) if we obtain fewer than four Reference Treasury Dealer Quotations, the average of all of the Quotations.

    "Reference Treasury Dealer Quotations" means, for each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding the redemption date.

    "Reference Treasury Dealer" means (1) each of Salomon Smith Barney Inc. and any other primary U.S. Government Securities dealer in New York City (a "Primary Treasury Dealer") designated by, and not affiliated with, Salomon Smith Barney Inc. and their respective successors, provided, however, that if Salomon Smith Barney Inc. or any of its designees ceases to be a Primary Treasury Dealer, we will appoint another Primary Treasury Dealer as a substitute and (2) any other Primary Treasury Dealer selected by us.

    If we elect to redeem less than all the Senior Notes and the Senior Notes are at the time represented by a global security, then the Depository will select by lot the particular interest to be redeemed. If we elect to redeem less than all of the Senior Notes, and the Senior Notes are not represented by a global security, then the Trustee will select the particular Senior Notes to be redeemed in a manner it deems appropriate and fair.

    The Senior Notes do not provide for any sinking fund.

Consolidation, Merger and Sale of Assets; No Financial Covenants

    We will not merge into any other corporation or sell or otherwise transfer all or substantially all our assets unless (i) the successor or transferee corporation assumes by supplemental indenture our obligations to pay the principal and premium and interest on all the notes issued under the Indenture and our obligation to perform every covenant of the Indenture to be performed or observed by us and (ii) we or the successor or transferree corporation, as applicable, are not immediately following such merger, sale or transfer in default in the performance of any such covenant. Upon any merger, sale or transfer of all or substantially all of the assets of the Company, the successor or transferee corporation will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if the successor corporation had been named as the Company in the Indenture and we will be released from all obligations under the Indenture. Regardless of whether the sale or transfer of assets might otherwise be considered a sale of all or substantially all of the assets, the Indenture also specifically permits any sale, transfer or conveyance of our non-utility subsidiaries if, following such sale or transfer, the Senior Notes are rated by Standard & Poor's Ratings Group and Moody's Investor Service, Inc. at least as high as the rating accorded the Senior Notes immediately prior to the sale or transfer. The consolidation, merger and sale of assets restriction in the Indenture also will not restrict the ability of any of our subsidiaries to sell or transfer their assets.

    The Indenture does not contain any financial or other similar restrictive covenants.

Forms and Denomination

    The Senior Notes will be issued as one or more global securities in the name of a nominee of The Depository Trust Company and will be available only in book-entry form. See "BOOK-ENTRY SYSTEM" in the accompanying prospectus. The Senior Notes are available for purchase in multiples of $1,000.

Same-Day Settlement and Payment

    The underwriters will pay us and settle for the Senior Notes in immediately available funds. We will make all payments of principal and interest in immediately available funds.

    Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Senior Notes will trade in the Depository Same-Day Funds Settlement System until maturity or until the Senior Notes are issued in certificated form, and secondary market trading activity in the Senior Notes will therefore be required by the Depository to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Senior Notes.

UNDERWRITING

    Subject to the terms and conditions set forth in an Underwriting Agreement dated December  , 2000 (the "Underwriting Agreement"), the form of which was filed as an exhibit to the registration statement under which we are selling the Senior Notes, we have agreed to sell to the underwriters named below, and each of the underwriters has severally agreed to purchase from us, the respective amount of the Senior Notes set forth opposite its name below:

Underwriters	Principal Amount of Senior Notes
Salomon Smith Barney Inc.	$
Lehman Brothers Inc.
Banc of America Securities LLC
Banc One Capital Markets, Inc.
BNY Capital Markets, Inc.
Chase Securities Inc.
Commerzbank Capital Markets Corp.
Wells Fargo Brokerage Services, LLC

Total		$600,000,000

    The Underwriting Agreement provides that the obligations of the underwriters to purchase the Senior Notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and certain other conditions. If any of the Senior Notes are purchased by the underwriters pursuant to the Underwriting Agreement, then all of the Senior Notes must be purchased.

    The underwriters have advised us that they propose initially to offer the Senior Notes to the public at the public offering price set forth on the cover page of this prospectus supplement. The underwriters also may offer the Senior Notes to dealers at this public offering price less a concession not in excess of      % of the principal amount of the Senior Notes. The underwriters may allow, and the dealers may reallow, a concession not in excess of  % of the principal amount of the Senior Notes on sales to other dealers. After the initial offering of the Senior Notes to the public is completed, the underwriters may change the offering price and other selling terms.

    The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Senior Notes.)

Paid by Xcel Energy Inc.
Per Note		%

    Prior to this offering, there has been no public market for the Senior Notes. The underwriters have informed us that they may make a market in the Senior Notes from time to time. The underwriters may overallot, or engage in syndicate covering transactions, stabilizing transactions and penalty bids. Overallotment involves syndicate sales of Senior Notes in excess of the principal amount of the Senior Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Senior Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Senior Notes made for the purpose of preventing or retarding a decline in the market price of the Senior Notes while the offering is in process. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc. in covering syndicate short positions or making stabilizing purchases, repurchases Senior Notes originally sold by that syndicate member. These activities may cause the price of the Senior Notes to be higher than the price that otherwise would exist in the open market in the absence of such transaction. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

    We estimate that our total expenses for this offering, not including the underwriting discount, will be approximately $600,000.

    We have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act of 1933. Alternatively, we may be required to contribute to payments that the underwriters may be required to make as a result of these liabilities.

    In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in investment banking or commercial banking transactions with us and our affiliates. Wells Fargo Brokerage Services, LLC is an affiliate of the Trustee for the Senior Notes.

PROSPECTUS

XCEL ENERGY INC.

800 Nicollet Mall, Suite 3000
Minneapolis, Minnesota 55402
(800) 328-8226

DEBT SECURITIES

    We may offer for sale from time to time up to $1,000,000,000 aggregate principal amount of our unsecured debt securities. We refer to the debt securities being offered by this prospectus as "Debt Securities." We may sell the Debt Securities in one or more series through (i) underwriters or dealers, (ii) directly to a limited number of institutional purchasers, or (iii) agents. See "Plan of Distribution." The particular type of security being sold as well as the amount and terms of the sale of such Debt Securities will be determined at the time of sale and included in a prospectus supplement that will accompany this Prospectus. Such Prospectus Supplement will include if applicable:

  •
  The names of any underwriters, dealers or agents involved in the distribution of the Debt Securities;

  •
  Any applicable commissions or discounts and the net proceeds to the Company from such sale;

  •
  The aggregate principal amount and offering price of the Debt Securities;

  •
  The rate or rates (or method of calculation) of interest;

  •
  The time or times and place of payment of interest;

  •
  The maturity date or dates; and

  •
  Any redemption terms or other specific terms of such series of Debt Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December 7, 2000.

ABOUT THIS PROSPECTUS

    This Prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may, over the next two years, sell any combination of the Debt Securities described in this Prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. This Prospectus provides you with a general description of the Debt Securities we may offer. Each time we sell Debt Securities, we will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read both this Prospectus and any Prospectus Supplement together with additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION."

    We believe we have included all information material to investors but certain details that may be important for specific investment purposes have not been included. To see more detail, you should read the exhibits filed with this registration statement.

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filing made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

  •
  Northern States Power Company's Annual Report on Form 10-K for the year ended December 31, 1999;

  •
  Northern States Power Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000;

  •
  Northern States Power Company's Current Reports on Form 8-K dated January 13, 2000, February 23, 2000, March 3, 2000, March 29, 2000, and May 26, 2000;

  •
  Xcel Energy's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000;

  •
  Xcel Energy's Current Reports on Form 8-K dated August 18, 2000, October 25, 2000, October 27, 2000 and November 28, 2000;

  •
  New Century Energies' Annual Report on Form 10-K, as amended, for the year ended December 31, 1999;

  •
  New Century Energies' Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000; and

  •
  New Century Energies' Current Reports on Form 8-K dated April 18, 2000, May 30, 2000, and July 24, 2000

    We are not required to, and do not, provide annual reports to holders of our debt securities unless specifically requested by a holder.

    You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Corporate Secretary
Xcel Energy Inc.
800 Nicollet Mall, Suite 3000
Minneapolis, MN 55402
(612) 215-5346

    You should rely only on the information incorporated by reference or provided in this Prospectus or any Prospectus Supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date on the front of those documents.

    Xcel Energy Inc., a Minnesota corporation ("Xcel Energy" or the "Company") is a public utility holding company with six public utility subsidiaries: Southwestern Public Service Company, a New Mexico corporation ("SPS"); Public Service Company of Colorado, a Colorado corporation ("PSCo"); Cheyenne Light, Fuel and Power Company, a Wyoming corporation ("Cheyenne"); Northern States Power Company, a Minnesota corporation ("NSP-Minnesota"); Northern States Power Company, a Wisconsin corporation ("NSP-W"); and Black Mountain Gas Company, a Minnesota corporation ("Black Mountain"). SPS serves approximately 400,000 electric customers in portions of the states of Texas, New Mexico, Oklahoma and Kansas. PSCo serves approximately 1.2 million electric customers and approximately 1.1 million gas customers in the state of Colorado. Cheyenne serves approximately 35,000 electric customers and 28,000 gas customers in and around Cheyenne, Wyoming. NSP-Minnesota serves approximately 1.3 million electric customers in Minnesota, North Dakota and South Dakota and 400,000 gas customers in Minnesota, North Dakota and South Dakota. NSP-W serves approximately 200,000 electric customers and 100,000 gas customers in northern Wisconsin and the Upper Peninsula of Michigan. Black Mountain serves approximately 6,500 customers in Arizona.

    The Company has numerous non-utility subsidiaries, including NRG Energy, Inc., which are engaged in energy-related businesses.

    The Company was incorporated in 1909 under the laws of Minnesota as Northern States Power Company and changed its name to Xcel Energy Inc. upon the completion of the merger of Northern States Power Company and New Century Energies, Inc. (the "Merger") on August 18, 2000.

    Additional information concerning the Merger and our companies is included in Northern States Power Company's Annual Report on Form 10-K for the year ended December 31, 1999, New Century Energies' Annual Report on Form 10-K, as amended, for the year ended December 31, 1999, and Xcel Energy's Current Report on Form 8-K dated August 18, 2000, which includes pooled financial information for the combined company, filed with the SEC and incorporated by reference into this Prospectus as discussed under the heading "WHERE YOU CAN FIND MORE INFORMATION."

USE OF PROCEEDS

    We will add the net proceeds from the sale of the Debt Securities to our general funds and use such proceeds for general corporate purposes, primarily to fund our operating units and subsidiaries and to repay outstanding short-term borrowings incurred in connection with the refunding of short-term debt at the utility operating companies. Our short-term borrowings aggregated approximately $1.9 billion as of September 30, 2000. The specific allocation of the proceeds of a particular series of the Debt Securities will be described in the Prospectus Supplement.

RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)

	12 months ended September 30, 2000
		Year Ended December 31,
		1999	1998	1997	1996	1995
Ratio of Earnings to Fixed Charges	1.9	2.4	3.0	2.6	3.6	3.9

    For purposes of computing the ratio of earnings to fixed charges, (i) earnings consist of income from continuing operations plus fixed charges, federal and state income taxes, deferred income taxes and investment tax credits and less undistributed equity in earnings of unconsolidated investees; and (ii) fixed charges consist of interest on long-term debt, other interest charges, the interest component on leases and amortization of debt discount, premium and expense.

DESCRIPTION OF DEBT SECURITIES

    The description below contains summaries of selected provisions of the indenture under which the Debt Securities will be issued. These summaries are not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summaries below, we have included references to section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summaries have the meanings specified in the indenture.

    We are not required to issue future issues of debt securities under the indenture described in this Prospectus, and we are free to use other indentures or documentation, containing provisions different from those described in this Prospectus, in connection with future issues of other debt securities.

    The Debt Securities will be represented either by Global Securities registered in the name of The Depository Trust Company ("DTC"), as depository ("Depository"), or its nominee, or by securities in certificate form issued to the registered owners, as set forth in the applicable Prospectus Supplement. See "Book-Entry System" herein.

General

    The Debt Securities may be issued in one or more new series under an indenture (the "Indenture") between the Company and Wells Fargo Bank Minnesota, National Association, or any other trustee to be named, as trustee (the "Trustee"). The Debt Securities will be unsecured obligations of the Company and will rank on a parity with other unsecured indebtedness of the Company. Xcel Energy's obligations under the Debt Securities will be effectively subordinated to all existing and future liabilities of its subsidiaries. The amount of Debt Securities that we may issue under the Indenture is not limited.

    The Debt Securities may be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates. The Prospectus Supplement applicable to each issue of Debt Securities will specify:

  •
  the title, aggregate principal amount and offering price of such Debt Securities;

  •
  the interest rate or rates, or method of calculation of such rate or rates, on such Debt Securities, and the date from which such interest will accrue;

  •
  the dates on which such interest will be payable;

  •
  the record dates for payments of interest;

  •
  the date on which such Debt Securities will mature;

  •
  any redemption terms;

  •
  the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be repaid, in whole or in part, at the option of the holder thereof; and

  •
  other specific terms applicable to such Debt Securities.

    The applicable Prospectus Supplement also may describe certain special United States federal income tax considerations (if any) applicable to Debt Securities sold at an original issue discount and certain special United States federal income tax or other considerations (if any) applicable to any Debt Securities which are denominated in a currency or currency unit other than United States dollars.

    Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be denominated in United States currency in minimum denominations of $1,000 and integral multiples thereof, except that the denomination of any Debt Security issued in the form of a Global Security will not exceed $400,000,000 without the approval of the Depository.

    Unless otherwise indicated in the applicable Prospectus Supplement, there are no provisions in the Indenture or the Debt Securities that require us to redeem, or permit the holders to cause a redemption of, the Debt Securities or that otherwise protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control of the Company. However, any change in control transaction that involves the incurrence of substantial additional long-term indebtedness by us in such a transaction could require approval of federal utility regulatory authorities. Management believes that such approvals would be unlikely in any transaction that would result in the Company, or a successor to the Company, having a highly leveraged capital structure.

Registration, Transfer and Exchange

    Debt Securities of any series may be exchanged for other Debt Securities of the same series of any authorized denominations and of a like aggregate principal amount and kind. (Section 2.6.)

    Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer), at the office of the Trustee maintained for such purpose with respect to any series of Debt Securities and referred to in the applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon being satisfied with the documents of title and indemnity of the person making the request. (Sections 2.6 and 2.7.)

    In the event of any redemption of Debt Securities of any series, the Trustee will not be required to exchange or register a transfer of any Debt Securities of such series selected, called or being called for redemption except, in the case of any Debt Security to be redeemed in part, the portion thereof not to be so redeemed. (Section 2.6.) See "BOOK-ENTRY SYSTEM."

Payment and Paying Agents

    Principal of and interest and premium, if any, on Debt Securities issued in the form of Global Securities will be paid in the manner described below under the caption "BOOK-ENTRY SYSTEM." Unless otherwise indicated in the applicable Prospectus Supplement, interest on Debt Securities that are in the form of certificated securities will be paid by check mailed to the holder at such person's address as it appears in the register for the Debt Securities maintained by the Trustee; however, a holder of $10,000,000 or more Debt Securities having the same interest payment dates will be entitled to receive payments of interest by wire transfer, if appropriate wire transfer instructions have been received by the Trustee on or prior to the applicable record date. (Section 2.12.) Unless otherwise indicated in the applicable Prospectus Supplement, the principal of, and interest at maturity and premium, if any, on Debt Securities in the form of certificated securities will be payable in immediately available funds at the office of the Trustee. (Section 2.12.)

    All monies paid by the Company to a paying agent for the payment of principal of, interest or premium, if any, on any Debt Security which remain unclaimed at the end of two years after such principal, interest or premium shall have become due and payable will be repaid to the Company and the holder of such Debt Security will thereafter look only to the Company for payment thereof. (Section 4.4.)

Events of Default

    The following constitute events of default under the Indenture:

  •
  default in the payment of principal of and premium, if any, on any Debt Security when due and payable and continuance of that default for 5 days;

  •
  default in the payment of interest on any Debt Security when due and continuance of that default for 30 days;

  •
  default in the performance or breach of any other covenant or warranty of the Company in the Indenture and the continuation thereof for 90 days after written notice to the Company as provided in the Indenture; and

  •
  certain events of bankruptcy, insolvency or reorganization of the Company.

  (Section 7.1.)

    If an event of default occurs and is continuing, either the Trustee or the holders of a majority in principal amount of the outstanding Debt Securities may declare the principal amount of all Debt Securities to be due and payable immediately. At any time after an acceleration of the Debt Securities has been declared, but before a judgment or decree of the immediate payment of the principal amount of the Debt Securities has been obtained, if the Company pays or deposits with the Trustee a sum sufficient to pay all matured installments of interest and the principal and any premium which has become due otherwise than by acceleration and all defaults shall have been cured or waived, then such payment or deposit will cause an automatic rescission and annulment of the acceleration of the Debt Securities. (Section 7.1.)

    The Trustee generally will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered acceptable indemnity to the Trustee. (Section 9.2.) The holders of a majority in principal amount of the outstanding Debt Securities generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred on the Trustee, with respect to the Debt Securities. (Section 7.7.) Each holder of any Debt Security has the right to institute a proceeding with respect to the Indenture, but such right is subject to certain conditions precedent specified in the Indenture. (Section 7.7.) The Indenture provides that the Trustee, within 90 days after the occurrence of a default with respect to the Debt Securities, is required to give the holders of the Debt Securities notice of such default, unless cured or waived, but, except in the case of default in the payment of principal of, or premium, if any, or interest on any Debt Securities, the Trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so. (Section 7.8.) The Company is required to deliver to the Trustee each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, the Company is in compliance with the conditions and covenants under the Indenture. (Section 5.5.)

Modification

    The Company and the Trustee may modify and amend the Indenture with the consent of the holders of a majority in principal amount of the outstanding Debt Securities affected thereby, provided that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security affected thereby, (a) change the stated maturity of any installment of principal of, or interest on, any Debt Security or any premium payable on the redemption thereof, or change the redemption price; (b) reduce the principal amount of, or the interest or premium payable on, any Debt Security or reduce the amount of principal that could be declared due and payable prior to the stated maturity; (c) change the coin or currency of any payment of principal of, or any premium or interest on, any Debt Security; (d) impair the right of a holder to institute suit for the enforcement of any payment on or with respect to any Debt Security; (e) reduce the percentage in principal amount of outstanding Debt Securities, the consent of the holders of which is required to modify or amend the Indenture; or (f) modify the foregoing requirements or reduce the percentage of outstanding Debt Securities necessary to waive any past default to less than a majority. The Company and the Trustee may modify and amend the Indenture without the consent of the holders (a) to add to the covenants of the Company for the benefit of the holders or to surrender a right conferred on the Company in the Indenture; (b) to add security for the Debt Securities; or (c) to make certain other modifications, generally of a ministerial or immaterial nature. (Sections 12.1 and 12.2.)

Defeasance and Discharge

    We may be discharged from all obligations in respect to the Debt Securities and the Indenture (except for certain obligations such as obligations to register the transfer or exchange of Debt Securities, replace stolen, lost or mutilated Debt Securities and maintain paying agencies) if we irrevocably deposit with the Trustee, in trust for the benefit of holders of Debt Securities, money or United States government obligations (or any combination thereof) which will provide enough money to make all payments of principal of, and any premium and interest on, the Debt Securities on the dates such payments are due. In order to discharge such obligations, we must deliver to the Trustee an opinion of counsel to the effect that the holders of the Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or discharge of the Indenture. Upon any discharge of our obligations as described above, the holders of Debt Securities must look only to such trust fund, and not us, for payments on the Debt Securities. (Section 4.1.)

Consolidation, Merger and Sale of Assets

    Unless we provide otherwise in the prospectus supplement, we will not merge into any other corporation or sell or otherwise transfer all or substantially all our assets unless (i) the successor or transferee corporation assumes by supplemental indenture our obligations to pay the principal and premium and interest on all the Debt Securities and our obligation to perform every covenant of the Indenture to be performed or observed by the Company and (ii) we or the successor or transferee corporation, as applicable, are not immediately following such merger, sale or transfer in default in the performance of any such covenant. Upon any such merger, sale or transfer of all or substantially all of the assets of the Company, the successor or transferee corporation will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named as the Company therein and the Company will be released from all obligations under the Indenture. Unless we provide otherwise in the prospectus supplement, the Indenture will define all or substantially all of the assets of the Company as being 50% or more of the total assets of the Company as shown on the balance sheet of the Company as of the end of the prior year and will specifically permit any such sale, transfer or conveyance during a calendar year of less than 50% of total assets without the consent of the holders of the Debt Securities. (Sections 11.1 and 11.2.)

Resignation or Removal of Trustee

    The Trustee may resign at any time by notifying the Company in writing and specifying the day upon which the resignation is to take effect. Such resignation will not take effect, however, until a successor trustee has been appointed. (Section 8.10.)

    The holders of a majority in principal amount of the outstanding Debt Securities may remove the Trustee at any time. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the Trustee upon notice to the holder of each Debt Security outstanding and appointment of a successor Trustee. (Section 8.10.)

Concerning the Trustee

    Wells Fargo Bank Minnesota, National Association is the Trustee. We maintain banking relationships with the Trustee in the ordinary course of business. The Trustee also acts as trustee for certain securities of our subsidiaries.

BOOK-ENTRY SYSTEM

    Each series of Debt Securities may be issued in the form of one or more Global Securities representing all or part of such series of Debt Securities. This means that we will not issue certificates for such series of Debt Securities to the holders. Instead a Global Security representing such series will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), or its successor as depository (the "Depository") and registered in the name of the Depository or a nominee of the Depository.

    The Depository will keep a computerized record of its participants (for example, your broker) whose clients have purchased the Securities. Unless it is exchanged in whole or in part for a certificated Security, a Global Security may not be transferred, except that the Depository, its nominees and their successors may transfer a Global Security as a whole to one another.

    Beneficial interests in Global Securities will be shown on, and transfers of interests will be made only through, records maintained by the Depository and its participants. The laws of some jurisdictions require that certain purchasers take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

    We will wire principal, interest and any premium payments to the Depository or its nominee. We and the Trustee will treat the Depository or its nominee as the owner of the Global Security for all purposes, including any notices and voting. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a Global Security to owners of beneficial interests in a Global Security.

    Unless otherwise specified in the Prospectus Supplement, DTC will act as Depository for those Debt Securities issued as Global Securities. The Debt Securities will be registered in the name of Cede & Co. (DTC's partnership nominee).

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct

Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules that apply to DTC and its Direct or Indirect Participants are on file with the SEC.

    It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the Global Security as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with Securities on a record date, by using an omnibus proxy. Payments by Participants to owners of beneficial interests in a Global Security, and voting by Participants, will be governed by the standing instructions and customary practices between the Participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, payments will be the responsibility of the Participants and not our responsibility or that of DTC or the Trustee.

    Debt Securities represented by a Global Security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

  •
  DTC notifies us that it is unwilling or unable to continue as Depository or if DTC ceases to be a clearing agency registered under applicable law and a successor Depository is not appointed by us within 90 days; or

  •
  we determine not to require all of the Debt Securities of a series to be represented by a Global Security and notify the trustee of our decision.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC, and the Company and any underwriters, dealers or agents take no responsibility for the accuracy thereof.

    Any underwriters, dealers or agents of any Debt Securities may be Direct Participants of DTC.

LEGAL OPINIONS

    Legal opinions relating to the Debt Securities will be rendered by Gary R. Johnson, 800 Nicollet Mall, Suite 3000, Minneapolis, Minnesota, counsel for the Company, and by Gardner, Carton & Douglas, 321 North Clark Street, Chicago, Illinois, counsel for any underwriters, dealers or agents named in a Prospectus Supplement. Gary R. Johnson is Vice President and General Counsel of the Company and is the beneficial owner of 141,989 shares of the Company's Common Stock. Matters pertaining to local laws will be passed upon by counsel for the Company and as to these matters Gardner, Carton & Douglas will rely on their opinions. Gardner, Carton & Douglas has acted from time to time as special counsel for the Company in connection with certain matters, including the Merger with New Century Energies.

EXPERTS

    The supplemental consolidated financial statements of Xcel Energy Inc. as of December 31, 1999, included in the Company's Current Report on Form 8-K dated August 18, 2000, and the consolidated financial statements and schedule of New Century Energies, Inc. as of December 31, 1999, included in New Century Energies, Inc.'s Form 10-K for the year ended December 31, 1999, incorporated by reference in this registration statement and prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    With respect to the unaudited consolidated condensed interim financial information for the quarters ended March 31, 2000, June 30, 2000, and September 30, 2000 Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited consolidated condensed interim financial information because that report is not a "report" or a "part" of the registration statement and prospectus prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

    The consolidated financial statements of Northern States Power Company as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated in this Prospectus by reference to Northern States Power Company's Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PLAN OF DISTRIBUTION

    The Company intends to sell the Debt Securities to or through underwriters or dealers, and may also sell the Debt Securities directly to other purchasers or through agents, as described in the Prospectus Supplement relating to an issue of Debt Securities.

    The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

    In connection with the sale of the Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933 (the "1933 Act"). Any such person who may be deemed to be an underwriter will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement.

    Under agreements which may be entered into by the Company, underwriters, dealers, and agents who participate in the distribution of the Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the 1933 Act.

    No person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

$600,000,000

Xcel Energy Inc.

         % Senior Notes, Series due

P R O S P E C T U S  S U P P L E M E N T

December  , 2000

Salomon Smith Barney
Lehman Brothers
Banc of America Securities LLC
Banc One Capital Markets, Inc.
BNY Capital Markets, Inc.
Chase Securities Inc.
Commerzbank Capital Markets
Wells Fargo Brokerage Services, LLC

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TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT SUMMARY
THE COMPANY
THE OFFERING
FORWARD-LOOKING STATEMENTS
SUMMARY FINANCIAL INFORMATION
USE OF PROCEEDS
SUPPLEMENTAL DESCRIPTION OF DEBT SECURITIES
UNDERWRITING
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES (unaudited)
DESCRIPTION OF DEBT SECURITIES
  General
  Registration, Transfer and Exchange
  Payment and Paying Agents
  Events of Default
  Modification
  Defeasance and Discharge
  Consolidation, Merger and Sale of Assets
  Resignation or Removal of Trustee
  Concerning the Trustee
BOOK-ENTRY SYSTEM
LEGAL OPINIONS
EXPERTS
PLAN OF DISTRIBUTION